Exhibit 16.2

February 1, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
United States of America

Commissioners:

We have read the statements of Navitas Semiconductor Corporation (formerly known as Live Oak Acquisition Corp. II) included under Item 4.01 of its Form 8-K/A dated February 1, 2022. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York